Exhibit 10.3

Execution copy

Dated May 26, 2003

SHURGARD STORAGE CENTERS INC.

and

FIRST SHURGARD FINANCE SARL

and

SOCIETE GENERALE

SUBSCRIPTION AGREEMENT WITH RESPECT TO SECURITIES TO

BE ISSUED BY FIRST SHURGARD FINANCE SARL

Rue Brederode 13

B - 1000 Brussels

Telephone (32-2) 501 94 11

Facsimile (32-2) 501 94 94

SUBSCRIPTION AGREEMENT

BETWEEN:	(1)	Shurgard Storage Centers Inc., a company organized and existing under the laws of Washington, having its registered office at Valley Street 1155, Suite 400, 98109 Seattle WA, USA,

		represented for the purposes of this Subscription Agreement by Harrell L. Beck,

		hereinafter referred to as the “Subscriber”;

AND:	(2)	First Shurgard Finance Sàrl, a company organised and existing as a société à responsabilité limitée under the laws of the Grand-Duchy of Luxembourg, having its registered office at 291, route d’Arlon, L-1150 Luxembourg, registered with the Luxembourg register of commerce and companies under the number B-93014,

		represented for the purposes of this Subscription Agreement by Mr. Steven De Tollenaere, Manager,

		hereinafter referred to as the “Issuer”;

AND:	(3)	Société Générale, a banking institution organized and existing under the laws of France, having its registered office at 29 boulevard Haussmann, 75009 Paris, France,

		represented for the purposes of this Subscription Agreement by ,

		hereinafter referred to as the “Facility Agent”;

WHEREAS

(A)	The Issuer has the intention to issue Bonds under the Terms and Conditions attached as Annex 1.

(B)	The Issuer has entered into hedging arrangements in accordance with Clause 15.3 (g) (ii) (Hedging) of the Facility.

(C)	Under certain circumstances as set forth below, the Issuer has the intention to proceed to a capital increase.

(D)	Under the terms and conditions set forth below, the Subscriber is willing to irrevocably undertake (i) to subscribe to the Bonds to be issued by the Issuer, and to fully pay up these Bonds, and (ii) to subscribe to the shares to be issued as set forth in Section 6, and to fully pay up these shares by a contribution of receivables held against the Issuer.

NOW, THEREFORE, the Parties have agreed as follows:

1	Definitions - Interpretations

1.1	For the purposes of this Subscription Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1:

“Asset Companies” has the meaning set out in the Facility.

“Bond Request” has the meaning set out in Clause 3.1.

“Capital Request” has the meaning set out in Clause 6.1.

“Commitment” has the meaning set out in Clause 3.1.

“Commitment Fee” has the meaning set out in Clause 5.1.

“Downstream Intercompany Loan Agreement” has the meaning set out in the Facility.

“Event of Default” has the meaning set out in the Facility.

“Expense Reimbursement” has the meaning set out in Clause 5.3.

“Extraordinary Employment Payments” mean any payments made by the Issuer, First Shurgard, any Asset Company or any Intermediate Company to or related to their employees in Denmark, Sweden, Luxembourg or the United Kingdom, other than salaries, normal severance payments or other employment related payments in the ordinary course of business relating to, as the case may be the pro rata part of, the services rendered by the relevant employees to the Issuer, First Shurgard, any Asset Company or any Intermediate Company that have not already been paid by the Issuer, First Shurgard, any Asset Company or any Intermediate Company to Shurgard Europe or to any of its Subsidiaries.

“Facility” means the senior credit agreement entered into by amongst others the Issuer, the German Borrower and the Facility Agent, dated May 26, 2003, a copy of which has been given to the Subscriber.

“Finance Costs” has the meaning set out in the Facility.

“German Borrower” means Shurgard Deutschland ES MLS GmbH (to be renamed First Shurgard Deutschland GmbH), a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its registered office at Siemensstrasse 31, 47533 Kleve, Germany, which is registered in the commercial register (Handelsregister) of the local court of Kleve under HRB 2593;

“Group Members” has the meaning set out in the Facility.

“First Shurgard” means First Shurgard SPRL, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce 48, 1000 Brussels, Belgium, registered with the Registry of Commerce of Brussels under number 665.404.

“Intermediate Company” has the meaning set out in the Facility.

“Issuer” means First Shurgard Finance Sàrl, a company organised and existing as a société à responsabilité limitée under the laws of the Grand-Duchy of Luxembourg, having its registered office at 291, route d’Arlon, L-1150 Luxembourg, registered with the Luxembourg register of commerce and companies under the number B-93014.

“Joint Employer Agreements” has the meaning set out in the Facility.

“JV Agreement” means the joint venture agreement with respect to First Shurgard entered into between Shurgard Europe and Crescent Euro Self Storage Investments Sàrl on December 20, 2002, as amended from time to time, of which the Parties have received a copy.

“Master Proceeds Account” has the meaning set out in the Facility.

“Notice” has the meaning set out in Clause 5.2.

“Objection Notice” has the meaning set out in Clause 5.2.

“Parties” means the parties mentioned above as well as any other person who may in the future become a party to this Subscription Agreement.

“Share Subscription Undertaking” has the meaning set out in Clause 6.1

“Shurgard Europe” means Shurgard Self Storage SCA, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce 48, 1000 Brussels, Belgium, registered with the Registry of Commerce of Brussels under number 587.679.

“Split Payroll Agreements” has the meaning set out in the Facility.

“Subscription Agreement” means the present agreement together with the Annexes as the same may be amended, modified and/or restated from time to time.

“Subsidiary” has the meaning set out in the Facility.

“Total Net Rental Income” has the meaning set out in the Facility.

“Unused Fee” has the meaning set out in Clause 5.2.

1.2	Subject to Clause 1.1. of this Subscription Agreement and unless otherwise defined herein, the defined terms (i.e., the terms with a capital letter as first letter) used in this Subscription Agreement shall have the same meaning as defined in the Terms and Conditions attached hereto as Annex 1.

1.3	Interpretation

1.3.1	The titles and headings included in this Subscription Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Subscription Agreement.

1.3.2	The Annexes to this Subscription Agreement form an integral part thereof and any reference to this Subscription Agreement includes the Annexes and vice versa.

1.3.3	The words “herein”, “hereof”, “hereunder”, hereby”, “hereto”, “herewith” and words of similar import shall refer to this Subscription Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.3.4	The words “include”, “includes”, including” and all forms and derivations thereof shall mean including but not limited to.

1.3.5	All terms defined in this Subscription Agreement shall have the same meaning regardless of whether they are used in the singular or plural number.

1.3.6	Unless otherwise provided herein, all references to a fixed time of a day shall mean Luxembourg time.

2	Issuance and grant of Bonds

2.1	Within 10 business days following the date of this Subscription Agreement, the Issuer shall issue 13,000 Bonds in accordance with the Terms and Conditions attached hereto as Annex 1. At the time of issuance, the Issuer shall stipulate that the Bonds will be granted by the Facility Agent on behalf of the Issuer.

2.2	The Issuer hereby irrevocably authorizes the Facility Agent to draw down funds under this Subscription Agreement on behalf of the Issuer exclusively in accordance with Clauses 3 and 4 and to register the subscription to Bonds in the Issuer’s Register of Bondholders.

2.3	The Issuer irrevocably undertakes to accept the subscription by the Subscriber to any of the Bonds pursuant to a Bond Request.

2.4	The Commitment Fee, Structuring Fee, and Unused Fee shall also apply if no Bonds are granted by the Facility Agent.

3	Irrevocable undertaking to subscribe to the Bonds

3.1	Commitment

The Subscriber hereby irrevocably undertakes to subscribe to the Bonds which have been issued by the Issuer pursuant to Clause 2 and to fully pay up these Bonds at the Issue Price for an amount of maximum USD 13,000,000 (the “Commitment”), if and to the extent a draw down, which is allowed under Clause 4 of this Subscription Agreement, is requested in writing by the Facility Agent or the Issuer (the “Bond Request”).

3.2	Reduction of the Commitment

3.2.1	The amount of the Commitment shall, solely for the purpose of any future draw down and provided that no draw down has been made until that time, be irrevocably reduced by:

(i)	USD 5,000,000 when the ratio of Total Net Rental Income to Finance Costs for three consecutive months and projected forward for the next succeeding three months is greater than 1.25:1; and

(ii)	another USD 8,000,000 when the ratio of Total Net Rental Income to Finance Costs for three consecutive months and projected forward for the next succeeding three months is greater than 1.75:1 and provided that at least EUR 1,000,000 is standing to the credit of the Master Proceeds Account of the Issuer or First Shurgard and that such amount is available to be applied to meet the liabilities of the Subsidiaries of Shurgard Europe to the relevant Group Members in connection with the Joint Employer Agreements and the Split Payroll Agreements.

3.2.2	For the avoidance of doubt, the Parties explicitly agree that once the ratio of Total Net Rental Income to Finance Costs set out in either Clause 3.2.1(i) or 3.2.1(ii) have been attained, the Commitment shall never again be increased up to the higher amount, even if the ratio of Total Net Rental Income to Finance Costs subsequently declines.

3.3	The Bond Request, if made by the Facility Agent, shall be in the form attached hereto as Annex 2, and the Bond Request, if made by the Issuer, shall be in the form attached hereto as Annex 3.

3.4	The Bond Request shall be notified to the Subscriber at least 10 days before these Bonds are to be subscribed and paid up.

3.5	Except for a Bond Request pursuant to Clause 4.3, the principal amount of the Bonds that the Subscriber is requested to subscribe pursuant to a Bond Request shall amount to a minimum of USD 100,000.

3.6	The subscription commitment provided for in this Clause 3 shall automatically terminate on May 26, 2008 plus sixty (60) calendar days, unless the Facility is extended, in which case the termination date shall be May 26, 2009 plus sixty (60) calendar days. The foregoing notwithstanding, if the Facility is terminated and repaid in full earlier than such date, the subsciption commitment provided for in this Clause 3 shall automatically terminate on the date of the repayment in full of all amounts due by the Issuer under the Facility.

3.7	The Subscriber hereby irrevocably undertakes to co-operate with the Issuer to implement the formalities required to proceed with this subscription of Bonds and the paying up of such Bonds as reasonably requested by the Issuer or the Facility Agent.

4	Use of proceeds

4.1	The Issuer shall be allowed to draw down funds under this Subscription Agreement:

4.1.1	(i) to avoid imminent default by the Issuer under the Facility; and

(ii)   in case of an Event of Default,

to pay or repay sums due by the Issuer under the Facility; and

4.1.2	(i) to avoid imminent default by the German Borrower under the Facility; and

(ii)   in case of an Event of Default,

to down-lend these funds in accordance with the Downstream Intercompany Loan Agreement to the German Borrower that will use such funds to pay or repay sums due by it under the Facility.

4.2	The Facility Agent shall be allowed to draw down funds under this Subscription Agreement on behalf of the Issuer in case of an Event of Default to pay or repay sums due by the Issuer or by the German Borrower under the Facility.

4.3	The Facility Agent or the Issuer shall be allowed to draw down funds under this Subscription Agreement up to a maximum amount which is equal to the amount of the Extraordinary Employment Payments.

5	Fees

5.1	Commitment Fee

Within 10 business days following the date of this Subscription Agreement, the Issuer shall pay in cash to the Subscriber an amount equal to 200 basis points (2.0%) of the Commitment of USD 13,000,000.

5.2	Unused Fee

5.2.1	The Issuer shall pay to the Subscriber a fee which accrues and is calculated on the following basis (the “Unused Fee”):

(i)	The Unused Fee shall accrue on a daily basis and be equal to to 150 basis points (1.5%) per annum of the undrawn amount of the Commitment (if any).The Unused Fee shall be calculated on the basis of a 360-day year.

(ii)	The amount of the Unused Fee accrued during a quarter shall bear interest at the rate of 9.75% per annum from the closing date of the quarter (i.e., the 31st of March, the 30th of June, the 30th of September and the 31st of December of each year) (such date not inclusive) until the following 31st of December (such date inclusive) and will be calculated on the basis of a 360-day year.

(iii)	On the 1st of January of each year, the interest that accrued during the previous calendar year pursuant to Clause 5.2.1(ii) and the amount of the Unused Fee accrued during the first three quarters of the previous calendar year shall be compounded to the amount of the Unused Fee accrued during the last quarter of the previous calendar year and shall therefore as from such date also bear interest pursuant to Clause 5.2.1(ii).

5.2.2	Quarterly reporting obligation

Within 10 business days following the closing date of each quarter (i.e., the 31st of March, the 30th of June, the 30th of September and the 31st of December of each year), the Issuer shall provide the Subscriber with a computation of the amount of the Unused Fee and interest already accrued and outstanding on such closing date.

5.2.3	Computation of the Unused Fee and interest

The Issuer shall provide the Subscriber with a computation of the Unused Fee and interest (the “Notice”) within five business days following the earlier of:

(i)	the date on which the subscription commitment provided for in Clause 3 is terminated in accordance with Clause 3.6.;

(ii)	the date on which the Commitment is reduced pursuant to Clause 3.2.1(ii), provided that the payment of the Unused Fee and interest does not cause the Issuer to violate the terms and conditions of the Facility; or

(iii)	the date as of which First Shurgard is allowed under the Facility and the JV Agreement to make payments/distributions to Shurgard Europe or Crescent Euro Self Storage Investments Sàrl.

This computation shall be deemed to be correct if the Subscriber did not object in writing in a motivated way within five business days of the receipt of the Notice (the “Objection Notice”). In case an Objection Notice has been notified to the Issuer within the above five business day period, the Parties shall determine the final computation of the Unused Fee and interest by mutual consent.

5.2.4	Payment of the Unused Fee and interest

The Issuer shall pay to the Subscriber an amount equal to 115% of the sum of the accrued Unused Fee and all interest accrued thereon and compounded therewith in accordance with Clause 5.2.1:

(i)	within five business days of the expiration of the five business day period referred to in Clause 5.2.3 if no Objection Notice has been notified by the Subscriber during this period; or

(ii)	within five business days of the determination of these fees by mutual consent of the Parties if an Objection Notice has been notified within the five business day period referred to in Clause 5.2.3.

5.2.5	Default of the Issuer

In case of a default of the Issuer under Clause 5.2.4 which has not been remedied within 30 days after notice thereof by the Subscriber, the following provisions will apply:

(i)	The Subscriber or its designee will have the right to subscribe to one share per EUR 25 of the amount in default, converted into EUR at the exchange rate applicable at the time of subscription, rounded up or down to the nearest EUR 25.

(ii)	The Subscriber must notify the Issuer of its decision to subscribe to shares pursuant to Clause 5.2.5(i) within 14 days of the end of the above 30-day period.

(iii)	The new shares to be issued by the Issuer pursuant to this Clause will be issued at par value as set forth in the articles of association through a capital increase in kind to be fully paid up by the Subscriber.

5.2.6	Liquidation of the Issuer

(i)	Upon a liquidation or winding up of the Issuer or First Shurgard (the current parent company of the Issuer) prior to the payment of the accrued Unused Fee and interest in accordance with Clause 5.2.4, the Subscriber shall receive an amount equal to 115% of the sum of the unpaid accrued Unused Fee and interest (the “Unused Fee Liquidation Preference”) at the time of the liquidation. Unless waived by the Subscriber, a change of control over the Issuer or First Shurgard, a consolidation, merger or sale of all or substantially all of the assets of the Issuer or First Shurgard shall be treated as a liquidation unless the Issuer’s Shareholders or the current shareholders of First Shurgard hold a majority of the voting power of the surviving entity.

(ii)	Notwithstanding Clause 5.2.6(i), no Unused Fee Liquidation Preference shall be paid to the Subscriber prior to the repayment in full of all amounts due by the Issuer under the Facility.

5.3	Expense Reimbursement

The Issuer shall reimburse the Subscriber for reasonable legal, due diligence, and administrative expenses, related to arranging, structuring, and closing this issuance of the Bonds. These fees are capped at USD 50,000.

6	Subscription to a capital increase

6.1	The Subscriber may subscribe to any capital increase in the Issuer which will take place before the Redemption Date pursuant to the provisions hereafter (the “Share Subscription Undertaking”) if so requested in writing by the Issuer (the “Capital Request”).

The Share Subscription Undertaking of the Subscriber pursuant to Clause 6.1 is subject to the condition that the Issuer has launched an IPO on a regulated stock market, and the shares the Subscriber receives being freely transferable, without lock up provisions of any kind.

6.2	The capital increase pursuant to the Capital Request shall be effected by a contribution in kind by the Subscriber of receivables arising out of the outstanding Bonds held by the Subscriber against the Issuer including the principal and accrued and unpaid interest. Each share shall be subscribed at a price equal to 80% of the trading price of the shares of the Issuer as measured by the average of the official exchange closing price for these shares on the 20 trading days preceding the capital increase, except that if the closing price the day before the capital increase is lower than such 20 day trading average, then each share shall be subscribed at a price equal to 80% of the closing price on the day before the capital increase. The Subscriber undertakes to take all necessary steps to this effect.

6.3	The Capital Request must contain the following information:

6.3.1	the amount of the envisaged capital increase; and

6.3.2	the date and place of the extraordinary shareholders’ meeting or Board of Managers to be held to proceed with said capital increase.

6.4	The shares to be issued through such a capital increase shall be of the largest class of ordinary common stock issued by the Issuer during the above mentioned IPO.

6.5	The above capital increase needs to be approved by an extraordinary shareholders’ meeting of the Issuer (or a sole shareholder’s resolution, as the case may be) at the time of conversion of the Bonds held in presence of a Luxembourg notary public or by the Board of Managers of the Issuer pursuant to the provisions of the articles of the Issuer on authorised capital. A valuation report issued by an external auditor on the claims to be contributed and on the shares to be issued upon their conversion into capital shall be submitted to the competent organ of the Issuer at the time of conversion of the Bonds. Upon conversion of the Bonds, the Issuer shall proceed with the formalities provided by the Luxembourg company law of 10 August 1915, as amended.

6.6	The Subscriber shall be notified of the Capital Request at least 20 days before the meeting of the competent organ of the Issuer, which will decide on the above conversion of the Bonds, is to be held and no more than 30 days before this meeting.

6.7	The Subscriber hereby irrevocably undertakes to co-operate with the Issuer to implement the formalities required to proceed with this capital increase as reasonably requested by the Issuer.

6.8	The Subscriber hereby irrevocably undertakes to pledge the shares in the Issuer, which it may subscribe pursuant to this Clause 6, to the benefit of the Facility Agent to secure the Issuer’s obligations under the Facility.

6.9	Bonds can only be transferred in accordance with the Terms and Conditions and if the transferee agrees in writing to the Share Subscription Undertaking set out in this Clause.

7	Minimum amount of the shares to be issued

It is specifically provided that the Issuer shall not have any obligation to request a capital increase as set out in Clause 6.

8	Miscellaneous

8.1	Expenses

Save as otherwise provided herein, the Issuer shall bear its expenses incurred in connection with the preparation of this Subscription Agreement and the transactions contemplated hereby, including, without limitation, legal and auditing fees and expenses.

8.2	Press Announcements

All public announcements, releases, statements and communications by any of the Parties to third persons (excluding the employees of either Party and customers) relating to this Subscription Agreement shall be made only at such time and in such manner as may be prior agreed upon in writing by the Parties, unless otherwise required by law or contract. To the greatest extent practicable, the Parties shall discuss with each other the form, timing and substance of such announcements, releases, statements and communications prior to the dissemination thereof.

8.3	Notices

All notices, requests, claims, demands and other communications hereunder shall be delivered to the Parties in person or sent to the addresses set forth in the first pages of this Subscription Agreement hereof by first class courier or by registered letter, postage prepaid and return receipt requested, or by telefax as follows:

If to the Subscriber:	To:	Shurgard Storage Centers Inc. Valley Street 1155, Suite 400 98109-4426 Seattle USA

	Attn:	Mr. Harrell L. Beck

	Telefax:	00 1-206 652.37.60

With a copy to:	To:	Shurgard Storage Centers Inc. Valley Street 1155, Suite 400 98109-4426 Seattle USA

	Attn:	General Counsel

	Telefax:	00 1-206 652.37.60

If to the Issuer:	To:	First Shurgard Finance SARL 291, route d’Arlon 1150 Luxembourg Grand-Duchy of Luxembourg

	Attn:	Mr. Steven De Tollenaere

With a copy to:	To:	Shurgard Self Storage SCA Quai du Commerce 48 1000 Brussels Belgium

	Attn:	General Counsel

	Telefax:	00 32 2 229 56 55

If to the Facility Agent:	To:	Agency and Transaction Monitoring Tour Société Générale 17 Cours Valmy 92972 Paris-La Défense Cedex France

	Attn:	Nadia Lamrani / Eric Hoube

	Telefax:	00 33 1 4212 9854

Each change of address by a Party shall be notified to the other Parties in accordance with the provisions of this Article 8.3.

Any notice, demand or other communication sent by first class courier or by mail shall be deemed to have been received by the Party to whom it was sent on the day shown as the day of receipt on the return receipt sent with the same. Any notice, demand or other communication sent by telefax shall be deemed, in the absence of proof to the contrary, to have been received by the Party to whom it was sent on the date of dispatch, provided that the report generated by the sender’s telefax machine shows that all pages of such notice, demand or other communication were properly transmitted to the recipient’s telefax number. For the calculation of a period of time, such period shall start the next following day after the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is a Saturday, a Sunday or a bank holiday in Luxembourg, the expiry date shall be postponed until the next business day in Luxembourg. Unless otherwise provided herein, all periods of time shall be calculated in calendar days in Luxembourg.

8.4	Severability

If any provision of this Subscription Agreement shall be held invalid or unenforceable in whole or in part, then such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remaining provisions of this Subscription Agreement. In this event, the Parties shall cooperate to achieve the intended purpose of such provision, to the extent legally permissible.

8.5	Assignment

This Subscription Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as otherwise expressly permitted in the Subscription Agreement, the Parties may not, directly or indirectly, assign or transfer this Subscription Agreement or any right, obligation or interest herein in whole or in part without the prior written consent of the other Parties in each instance and unless the assignee or transferee shall have assumed in writing all the duties and obligations of the transferee. Upon such assignment or transfer, the transferor shall remain primarily liable hereunder unless otherwise expressly provided in this Subscription Agreement.

Notwithstanding the above, the Subscriber agrees that in no event it may, directly or indirectly, assign or transfer this Subscription Agreement or any right, obligation or interest herein in whole or in part to any other person or entity than those referred to in Clause 9.5.2 of the Terms and Conditions.

8.6	Entire Subscription Agreement

8.6.1	This Subscription Agreement (along with the documents referred to therein) contains the entire Subscription Agreement between the Parties with respect to the matters to which it refers and contains everything the Parties have negotiated and agreed upon within the framework of this Subscription Agreement.

8.6.2	It replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, exchanged or concluded between the Parties, relating to the same subject matter.

8.7	Single Instrument for United States Federal Income Tax Purposes

The Parties to this Subscription Agreement intend that the Terms and Conditions of the Bonds and the Subscription Agreement of even date herewith be treated together as a single equity interest in the Issuer for United States federal income tax purposes.

8.8	Applicable Law and Choice of Forum

This Subscription Agreement shall be governed by Luxembourg law.

Any dispute arising out of or in connection with this Subscription Agreement shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the “Centre Belge pour l’Etude et la Pratique de l’arbitrage national et International” (“CEPANI”), as in force on the Date of this agreement, by three arbitrators appointed in accordance with said rules.

The place of arbitration shall be Brussels, Belgium, or such other place as the Parties may agree upon. The language of the arbitration shall be English.

The arbitrators’ award shall be final and binding upon the Parties, and the Parties shall carry out its terms properly.

The Parties confirm that they accept Clause 11.2. of the Terms and Conditions attached hereto as Annex 1.

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Done in Brussels, on May 26, 2003, in three originals. Each Party acknowledges receipt of its own original.

Shurgard Storage Centers Inc.:		First Shurgard Finance Sàrl:

Name:	Harrell L. Beck	Name:	Steven De Tollenaere
Title:		Title:	Manager

Société Générale:

Name:	Name:
Title:	Title:

The Subscriber declares that it expressly and specially accepts Clause 8.8 of the Subscription Agreement and Clause 11.2 of the Terms and Conditions.

For express and special acceptance:

Shurgard Storage Centers Inc.:

Name:	Harrell L. Beck
Title: